Exhibit 99.1

Technologies

L3 Technologies, Inc.
600 Third Avenue
New York, NY 10016
212-697-1111 Fax: 212-682-9553

News

Contact:	L3
Corporate Communications
212-697-1111

For Immediate Release

L3 Announces Leadership Changes and Realignment of Electronic Systems Segment

Curtis Brunson and Steve Kantor to Retire

Electronic Systems Segment to Be Separated Into Two Business Segments

NEW YORK, January 25, 2017 – L3 Technologies (NYSE:LLL) announced today that Curtis Brunson, Executive Vice President of Corporate Strategy and Development, and Steve Kantor, Senior Vice President and President of its Electronic Systems business segment, will be transitioning from their roles effective March 1, before retiring in the second quarter of 2017.

Mr. Brunson’s responsibilities will be assumed by David M. Van Buren, as corporate Senior Vice President of Program Development, and Heidi Wood, as corporate Senior Vice President of Strategy. Mr. Van Buren joined L3 in 2012, following more than 30 years of government and industry experience, and will report to Michael T. Strianese, L3’s Chairman and Chief Executive Officer. Ms. Wood joined L3 in 2016, following 20 years in the aerospace and defense industry and as a managing director for leading Wall Street banks, and will report to Christopher E. Kubasik, L3’s President and Chief Operating Officer.

As a part of the leadership transition, the company will realign Electronic Systems into two business segments. Todd W. Gautier, currently President of L3’s Precision Engagement & Training sector, will become corporate Senior Vice President and President of the reorganized Electronic Systems segment. With more than 30 years of defense and industry experience, Mr. Gautier joined L3 in 2001 and was responsible for business development and strategy within Electronic Systems before being named a sector president in 2010. Prior to L3, Mr. Gautier served in the U.S. Navy for 15 years as a strike/fighter pilot before becoming a commercial airline pilot for a major U.S. carrier. The Electronic Systems segment will include the Precision Engagement & Training, Aviation Products, and Security & Detection Systems sectors, as well as the Power & Propulsion Systems sector, excluding the Ocean Systems business, and will have 2016 estimated sales of $2.8 billion.

L3 Announces Leadership Changes and Realignment of Electronic Systems Segment	Page 2

Jeff Miller, currently President of L3’s Integrated Sensor Systems sector, will become corporate Senior Vice President and President of the Sensor Systems segment. An executive with 30 years of defense industry experience on a wide range of programs, including fire control systems, soldier systems, force protection systems, and electronic warfare, Mr. Miller joined L3 in 2014 from Raytheon Missile Systems. This newly formed segment will include the Integrated Sensor Systems and Warrior Systems sectors, as well as L3’s Ocean Systems and Advanced Programs businesses, and will have 2016 estimated sales of $1.5 billion. Both Messrs. Gautier and Miller will report to Christopher E. Kubasik.

“As we continue to successfully execute on our strategic growth plan, we believe it’s the right time to separate Electronic Systems into two segments to better pursue global market opportunities,” said Michael T. Strianese. “This realignment is also expected to accelerate our organic growth and efficiency initiatives, and maximize our innovation, while increasing the value that we can provide to our customers and shareholders.”

Mr. Strianese continued, “On behalf of L3’s Board and leadership team, I thank both Curtis and Steve for their many significant contributions to the company. Each executed important strategies that were instrumental to our success over the last decade. Also, I congratulate Todd, Jeff, Dave and Heidi on their new roles and look forward to working closely with them as we embark on this next stage of L3’s strategy.”

The realignment is not expected to have any impact on the company’s consolidated 2017 financial guidance. Commencing in the first quarter of 2017, the company will report its results under the realigned business segments.

Headquartered in New York City, L3 Technologies employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems, and pilot training. The company reported 2015 sales of $10.5 billion.

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
 Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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